SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 7, 2001

IPET HOLDINGS, INC.

(Formerly Pets.com, Inc.)
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-29387 (Commission File Number)	95-4730753 (I.R.S. Employer Identification No.)

c/o Diablo Management Group
2000 Crow Canyon Place, Suite 270
San Ramon, CA 94583
(Address of principal executive offices) (Zip code)

(925) 807-0126
(Registrant’s telephone number, including area code)

Former Addresses:	379 Diablo Road, Suite 270, Danville, CA 94526 945 Bryant Street, San Francisco, CA 94103
(Former name or former address, if changed since last report)

Item 5. Other Events.
Item 7. Financial Statements and Exhibits.
SIGNATURES
EXHIBIT 99.1

Item 5.  Other Events.

     An initial cash distribution amount to stockholders of $0.09 per share with an anticipated distribution date of September 28, 2001 has been approved by the Board of Directors of IPET Holdings, Inc. (the “Company”). The Company will retain a contingency reserve of approximately $5.3 million which it believes will be adequate to meet its legal obligations that may arise during the wind down period, which is expected to be completed in early 2004. The Company expects to make subsequent distributions, as appropriate, during the course of the wind down period as non-cash assets are converted to cash and liabilities are settled.

     In connection with a contractual dispute concerning the Company’s sublease of warehouse space in Union City, California, on August 31, 2001 the Company filed a complaint against its landlord in the Superior Court of California for Alameda County for breach of contract, specific performance and seeking declaratory relief.

     A press release dated September 7, 2001 announcing the amount of the initial liquidating distribution and the Company’s recent litigation is included herein as Exhibit 99.1, and is incorporated by reference into this Item 5.

Item 7.  Financial Statements and Exhibits.

     (c)  Exhibits. The following exhibits are filed as part of this report:

99.1	Press Release dated September 7, 2001 announcing the amount of the initial liquidating distribution and recent litigation.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IPET HOLDINGS, INC

Date: September 7, 2001

	By:	/s/ Richard G. Couch

Richard G. Couch Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press Release dated September 7, 2001 announcing the amount of the initial liquidating distribution and recent litigation.